Exhibit 99.1

PRESS RELEASE

For Immediate Release

For More Information Contact:

R. Steve Aaron, President and CEO

Integrity Financial Corporation

39 2nd Street NW

Hickory, North Carolina 28601-3843

(888) 894-2483

Hickory, North Carolina. Integrity Financial Corporation, a financial services holding company doing business under the bank names of Catawba Valley Bank, Hickory, North Carolina and First Gaston Bank, Gastonia, North Carolina announced fourth quarter earnings of $1,020,748 or $0.22 per share. This compares to $1,145,465 or $0.42 per share for the comparable period in 2002.

For the year ending December 31, 2003 , the holding Company’s earnings were $4,713,878 or $1.03 per share compared $3,990,448 or $1.32 per share for 2002.

The Company’s assets grew from $554.0 million at December 31, 2002 to $629.7 million at December 31, 2003, a growth rate of 11.5%. Loans increased from $415.7 to $463.4 or 11.5% for the period, while deposits grew 13.7% from $440.5 million to $498.0 million at December 31, 2003.

The decrease in fourth quarter was largely due to the slow down of the refinancing boom resulting in reduced income from residential mortgage operations.

Questions about this release can be directed to Susan Mikels at (828) 315-6202 or Marty Lowder at (828) 315-6200.